AMENDED INVESTMENT ADVISORY CONTRACT

MASTER INVESTMENT PORTFOLIO

400 Howard Street

San Francisco, California 94105

December 28, 2012

BlackRock Fund Advisors

400 Howard Street

San Francisco, California   94105

BlackRock Advisors, LLC

100 Bellevue Parkway

Wilmington, Delaware  19809

Dear Sirs:

This will confirm the agreement among Master Investment Portfolio (the “Trust”), BlackRock Fund Advisors (“BFA”) and BlackRock Advisors, LLC (“BlackRock”) to amend the investment advisory agreement between the Trust on behalf of each of its series set forth on Schedules A and B attached hereto, as such Schedules may be amended from time to time (each, a “Master Portfolio”) and BFA (the “Amended Agreement”) as follows:

1. The Trust is a registered open-end management investment company currently consisting of multiple investment portfolios.  Each Master Portfolio represents one of these portfolios.

2. BFA has served as the investment advisor to the Trust, on behalf of each of its Master Portfolios, pursuant to an investment advisory contract, dated as of December 1, 2009, between the Trust and BFA, as amended (the “Original Agreement”).  CoreAlpha Bond Master Portfolio (“CoreAlpha Bond Portfolio”) is one of these Master Portfolios and the Original Agreement is amended hereby solely with respect to CoreAlpha Bond Portfolio.

3. BFA wishes to transfer to BlackRock Advisors, LLC (“BlackRock”), its investment advisory obligations under the Original Agreement with respect to CoreAlpha Bond Portfolio, which transaction shall not be deemed to be an “assignment” in accordance with the provisions of Rule 2a-6 under the Investment Company Act of 1940, as amended (the “Act”).  BlackRock is an affiliate of BFA which is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) and is in the process of registering as a commodity pool operator under the Commodity Exchange Act.  The Trust approves of such transfer and to the provision by BFA and BlackRock, respectively, of investment advisory services under the terms of this Amended Agreement to the applicable Master Portfolios as noted on Schedules A and B hereto.  As used herein, the term “Adviser” shall mean either BFA with respect to the Master Portfolios listed on Schedule A or BlackRock with respect to the Master Portfolios listed on Schedule B.

4. The Trust engages in the business of investing and reinvesting the assets of each Master Portfolio in the manner and in accordance with the investment objective and restrictions specified in the Trust’s Registration Statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the Act.  Copies of the Registration Statement have been furnished to the Advisers.  Any amendments to the Registration Statement shall be furnished to the Advisers promptly.

5. The Trust is engaging (i) BFA to manage the investing and reinvesting of the assets of the Master Portfolios set forth on Schedule A and to provide the advisory services specified elsewhere in this contract to such Master Portfolios and (ii) BlackRock to manage the investing and reinvesting of the assets of the Master Portfolio(s) set forth on Schedule B and to provide the advisory services specified elsewhere in this contract to such Master Portfolio, subject to the overall supervision of the Board of Trustees of the Trust.

6. Each Adviser shall make investments for the account of each applicable Master Portfolio in accordance with the Adviser’s best judgment and consistent with the investment objective and restrictions set forth in the Trust’s Registration Statement relating to that Master Portfolio, the Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees.  Each Adviser shall advise the Trust’s officers and Board of Trustees, at such times as the Trust’s Board of Trustees may specify, of investments made for each Master Portfolio advised by such Adviser and shall, when requested by the Trust’s officers or Board of Trustees, supply the reasons for making particular investments.

(a) Each Adviser shall provide to the Trust investment guidance and policy direction in connection with its daily management of the assets of each Master Portfolio advised by such Adviser, and shall furnish to the Trust’s Board of Trustees periodic reports on the investment strategy and performance of each Master Portfolio advised by such Adviser and such additional reports and information as the Trust’s Board of Trustees and officers shall reasonably request.

(b) Each Adviser shall pay the costs of printing and distributing all materials relating to the applicable Master Portfolios prepared by it, or prepared at its request, other than such costs relating to proxy statements, registration statements, reports for holders of beneficial interests of each Master Portfolio advised by such Adviser (“Investors”) and other materials distributed to existing or prospective Investors on behalf of each Master Portfolio advised by such Adviser.

(c) Each Adviser shall, at its expense, employ or associate with itself such persons as the Adviser believes appropriate to assist it in performing its obligations under this contract.

7. The Trust understands that each Adviser, in rendering its services to each applicable Master Portfolio hereunder, may, subject to the overall supervision of the Trust’s Board of Trustees and to the extent permitted by applicable law, any exemptive order issued by the SEC applicable to the Trust, any Master Portfolio or the Adviser or any SEC staff no-action or interpretive position that may be relied upon by the Trust, any Master Portfolio or the Adviser, employ, retain or otherwise avail itself of the services of other persons or entities (a “Sub-Adviser”) at such Adviser’s own cost and expense, including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate, provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser and provided that any such delegation will not relieve the Adviser of its duties and obligations under this contract.  The Adviser will not seek to amend any such Sub-Advisory Contract to materially alter the obligations of the parties unless the Adviser gives the Trust at least 60 days’ prior written notice thereof.

8. Each Adviser shall give the Trust and each Master Portfolio advised by such Adviser the benefit of such Adviser’s best judgment and efforts in rendering services under this contract.  As an inducement to such Adviser’s undertaking to render these services, the Trust agrees that such Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect such Adviser against any liability to the Trust or its Investors to which such Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of such Adviser’s duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.  Notwithstanding any of the foregoing to the contrary, the provisions of this section shall not be construed so as to relieve (or attempt to relieve) such Adviser of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this section to the fullest extent permitted by law.

9. In consideration of the services to be rendered by each Adviser under this contract for each Master Portfolio advised by such Adviser, the Trust shall pay such Adviser a monthly fee on the first business day of each month, at the annual rate specified for that Master Portfolio on Schedule A or Schedule B as applicable.  The fee shall be based on the average daily value (as determined on each day that such value is determined for the applicable Master Portfolio at the time set forth in the Registration Statement for determining net asset value) of the applicable Master Portfolio’s net assets during the preceding month.  If the fee payable to such Adviser pursuant to this Section 9 begins to accrue after the beginning of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  For purposes of calculating each such monthly fee, the value of each Master Portfolio’s net assets shall be computed in the manner specified in the Registration Statement and the Trust’s Agreement and Declaration of Trust for the computation of the value of each Master Portfolio’s net assets in connection with the determination of the net asset value of Master Portfolio interests.

10. This amended contract shall become effective on its execution date and shall thereafter continue in effect with respect to each Master Portfolio until June 30, 2013.  Thereafter this contract shall continue in effect with respect to a Master Portfolio for successive periods of one year each only so long as each continuance is specifically approved at least annually by (a) the vote of a “majority of the outstanding voting securities” (as defined in the Act) of that Master Portfolio or by the Trust’s Board of Trustees and (b) the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s trustees who are not parties to this contract or “interested persons” (as defined in the Act) of any such party.  This contract may be terminated at any time with respect to any Master Portfolio by the Trust without the payment of any penalty, by a vote of a “majority of the outstanding voting securities” (as defined in the Act) of that Master Portfolio or by a vote of a majority of the Trust’s entire Board of Trustees on 60 days’ written notice to such Adviser or by such Adviser on 60 days’ written notice to the Trust.  This contract shall terminate with respect to any Master Portfolio automatically in the event of its “assignment” (as defined in the Act) with respect to such Master Portfolio.

11. Except to the extent necessary to perform an Adviser’s obligations under this contract, nothing herein shall be deemed to limit or restrict the right of such Adviser, or any affiliate of such Adviser, or any employee of such Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

12. Except to the extent governed by the federal security laws, this amended contract shall be governed by and construed in accordance with the laws of the State of California.

13. This contract has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust.  The obligations of this contract shall only be binding upon the assets and property of the Master Portfolios, as provided for in the Trust’s Agreement and Declaration of Trust, and shall not be binding upon any Trustee, officer or Investor of the Trust or a Master Portfolio individually.  No Master Portfolio shall be responsible for the obligations of any other Master Portfolio under this contract.  For the avoidance of doubt, neither Adviser shall be responsible for the obligations of the other Adviser under this Amended Agreement.

If the foregoing correctly sets forth the agreement between the Trust, BFA and BlackRock, please so indicate by signing and returning to the Trust the enclosed copy hereof.

MASTER INVESTMENT PORTFOLIO

on behalf of each Master Portfolio listed from

time to time on Schedule A and/or Schedule B

By: /s/ John Perlowski___________________________

Name: John Perlowski

Title: President and Chief Executive Officer

ACCEPTED as of the date set forth above:

BLACKROCK FUND ADVISORS

as Adviser to the Master Portfolios listed

from time to time on Schedule A

By: /s/ Edward Baer_____________________________

Name: Edward Baer

Title: Managing Director and Assistant Secretary

BLACKROCK ADVISORS, LLC

as Adviser to the Master Portfolios listed

from time to time on Schedule B

By: /s/ Neal J. Andrews______________________________

Name: Neal J. Andrews

Title: Managing Director

Schedule A

Master Portfolios advised by Blackrock Fund Advisors

Investment Advisory Fee

Master Portfolio	Advisory Fee Rate
LifePath® Retirement Master Portfolio	0.35%
LifePath 2020 Master Portfolio®	0.35%
LifePath® 2025 Master Portfolio	0.35%
LifePath 2030 Master Portfolio®	0.35%
LifePath® 2035 Master Portfolio	0.35%
LifePath 2040 Master Portfolio®	0.35%
LifePath® 2045 Master Portfolio	0.35%
LifePath® 2050 Master Portfolio	0.35%
LifePath® 2055 Master Portfolio	0.35%
Active Stock Master Portfolio	Not exceeding $1 billion $1 billion - $3 billion $3 billion - $5 billion $5 billion - $10 billion Greater than $10 billion	0.25% 0.24% 0.23% 0.22% 0.21%
Bond Index Master Portfolio	0.08%
S&P 500 Stock Master Portfolio	0.05%
Money Market Master Portfolio	0.10%
Prime Money Market Master Portfolio	0.10%
Government Money Market Master Portfolio	0.10%
Treasury Money Market Master Portfolio	0.10%
Russell 1000® Index Master Portfolio	0.05%
ACWI ex-US Index Master Portfolio	0.15%
LifePath® Index Retirement Portfolio	0.05%
LifePath® Index 2020 Master Portfolio	0.05%
LifePath® Index 2025 Master Portfolio	0.05%
LifePath® Index 2030 Master Portfolio	0.05%
LifePath® Index 2035 Master Portfolio	0.05%
LifePath® Index 2040 Master Portfolio	0.05%
LifePath®Index 2045 Master Portfolio	0.05%
LifePath® Index 2050 Master Portfolio	0.05%
LifePath® Index 2055 Master Portfolio	0.05%

Investment Advisory Contract
Schedule A, dated December 1, 2009
Amended: May 19, 2010
Amended: February 14, 2011
Amended: May 17, 2011
Amended: June 1, 2011
Amended: December 28, 2012

Schedule A-1

Schedule B

Master Portfolios advised by BlackRock Advisors, LLC

Investment Advisory Fee

Master Portfolio	Advisory Fee Rate

CoreAlpha Bond Master Portfolio	Not exceeding $1 billion $1 billion - $3 billion $3 billion - $5 billion $5 billion - $10 billion Greater than $10 billion	0.25% 0.24% 0.23% 0.22% 0.21%

Investment Advisory Contract

Schedule B, dated December 28, 2012

Schedule B-